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                    May 24, 2022

       Michael Sonnenshein
       Chief Executive Officer
       Grayscale Digital Large Cap Fund LLC
       290 Harbor Drive, 4th Floor
       Stamford, CT 06902

                                                        Re: Grayscale Digital
Large Cap Fund LLC
                                                            Registration
Statement on Form 10-12G
                                                            Filed May 13, 2021
                                                            File No. 000-56284

       Dear Mr. Sonnenshein:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Finance